Exhibit 10.1

EMPLOYMENT AGREEMENT

BETWEEN

AtriCure Europe BV

and

Ms. Patricia Kennedy

Effective as of the 1st of October 2011

Content

1.	FUNCTION, WORKING HOURS AND PLACE OF EMPLOYMENT	3

2.	PROBATION, TERM, TERMINATION	4

3.	REMUNERATION, ALLOWANCES	4

4.	EXPENSE REIMBURSEMENTS	5

5.	CAR ALLOWANCE	6

6.	VACATION	6

7.	ILLNESS, DISABILITY	6

8.	HEALTH INSURANCE	7

9.	PENSION	8

10.	CONFIDENTIALITY	8

11.	PROHIBITION OTHER ACTIVITIES AND SOLICITATION, NON-COMPETITION	8

12.	BREACH OF CONFIDENTIALITY AND/OR NON COMPETITION	10

13.	AMENDMENTS	10

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THIS EMPLOYMENT AGREEMENT (the “Agreement”) is effective 1 October 2011,

BETWEEN

A.	AtriCure Europe B.V., a limited liability company incorporated and existing under the laws of The Netherlands, with its business office at President Kennedylaan 19, 2517 JK The Hague, The Netherlands, and duly represented by Mrs. J.A. Piton, hereinafter referred to as: the “Employer”;

AND

B.	Ms. Patricia Kennedy, an American citizen working as a ‘knowledge migrant’ in the Netherlands and residing at Utrechtseweg 114 1381 GT Weesp, the Netherlands; hereinafter referred to as the “Employee”.

1.	Function, working hours and place of employment

1.1	Function

1.1.1	Employee will be employed by Employer in the function of Vice President and General Manager International

1.1.2	This employment agreement (the “Agreement”) is effective as of the 1st of October 2011 and replaces any and all existing compensation arrangements.

1.1.3	The employment activities of employee comprise of all activities, which are generally carried out by a Vice President and General Manager International and which Employer reasonably may instruct Employee to carry out and which activities relate to the enterprise of the Employer.

1.1.4	The activities mentioned in article 1.1.2 of this Agreement shall include, but not be limited to:

•	Oversees and directs all sales and marketing activities for the EMEA, Canada, South America and Asian markets.

•	Establishes sales and marketing strategies, goals and objectives for same markets

•	Reports to President and CEO of AtriCure, Inc.

•	Supervises sales, marketing and clinical staff based in Europe, Canada, South America and Asia; typically comprised of sales, marketing and clinical professionals

•	Responsible for hiring, performance management, and development of staff

•	Oversees and maintains relationships with distributors and customers thereof

•	Oversees and plans professional education events and symposia within appropriate and related compliance guidelines

•	Participates as colleague with U.S. based counterparts and colleagues

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1.1.5	Employee shall carry out her employment activities to the best of her ability and shall follow the instructions which will be given to her by or on behalf of the Employer.

1.2	Working hours

1.2.1	Employee shall in principle carry out her employment activities during general business hours, which in principle result in forty (40) working hours per week on Mondays thru Fridays.

1.2.2	During working hours Employee shall dedicate all of her time to activities concerning AtriCure Europe BV

1.2.3	Employee is aware of the fact that her function may include irregular working times outside of the general business hours including weekends and that more than 50% of her working hours may comprise traveling.

1.3	Place of Employment

Employee shall exercise her employment at the offices of Employer in The Hague or at such other location as the employer may relocate to (i.e. Amsterdam) within 75 kilometers of the current employment address.

2.	Probation, Term, Termination

2.1	Term

This Agreement is entered into for an indefinite term.

2.2	Termination

2.2.1	Subject to a termination period, each Party to this Agreement may cancel this Agreement. The termination period is two (2) months for the Employer and one (1) month for the Employee. Termination is only possible as per the end of the month and should be in writing.

3.	Remuneration, Allowances

3.1	Remuneration

3.1.1	The annual base salary of Employee amounts to EUR 181,900 gross to include 8% holiday allowance.

3.1.2	The salary of Employee is deemed to include a reasonable remuneration for overtime work. Consequently, Employee shall therefore not be entitled to additional salary or remuneration for carrying out overtime work.

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3.2	Bonus

3.2.1	Employee may qualify for an annual target bonus in addition to her remuneration included in article 3.1 of this Agreement. This bonus amounts to EUR 27,500 per quarter on achievement of the sales objectives which will be included in a separate document for each respective quarter.

3.2.2	If the pertinent objectives are met by Employee, then the payment of the bonus shall occur prior to the end of the month following the quarter for which the criteria are met.

3.2.3	During the first and last year of employment, the bonus will be paid through the most recently completed quarter that the Employee was employed.

3.3	Allowances

3.3.1	The holiday allowance amounts to 8% of the annual gross salary as mentioned in article 3.1.1 (and is included in the base salary.) The holiday allowance equal to 8% of the gross salary (gross salary = annual base salary of 181900 Euro / 12.96 x 12) will be paid annually in monthly arrears or in the month of May for the period 1st of June of the previous calendar year to 1st of June of the current calendar year. Should the Employee not have worked a full year for which holiday allowance is due, the holiday allowance will be paid in proportion to the time worked by the Employee during that specific year.

4.	Expense reimbursements

4.1	General

Employer shall only reimburse to Employee those expenses paid by the Employee and which directly relate to the exercise of the function Employee has with Employer under this Agreement.

4.2 Out of pocket expenses

Employer shall reimburse reasonable and prudent out of pocket expenses, after having received from Employee the receipts of those expenses.

4.3 Travel, lodging, meals

Employer shall reimburse travel expenses and expenses of lodging and meals incurred by Employee after Employer receives from Employee expense statements accompanied by receipts of the expenses made.

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5.	Car allowance

5.1	Car Allowance

5.1.1	In addition to the remuneration included in article 3.1, Employee will receive from Employer a car allowance of EUR 1000 (one thousand Euros) gross per month for purposes of exercising the function Employee has with Employer under this Agreement. Additionally, Employer will reimburse Employee for gas related to business use of vehicle upon Employee submission of receipts.

5.1.2	The amount of the car allowance may be amended by Employer from time to time. The car allowance may be subject to tax, social security contributions or other levies in the Employee’s country of tax residence. All these levies are for the account of Employee, the car allowance is therefore a gross payment.

5.2	Penalties

Penalties and other criminal and/or administrative sanctions issued to Employee when driving a vehicle during the exercise of his employment with Employer are for the risk and account of Employee and shall be claimed back from Employee or shall not be reimbursed to Employee, as the case may be.

6.	Vacation

6.1	Number of vacation days

Employee is entitled to 27 vacation days per calendar year (or a pro rata part thereof if the Agreement was not in force during the full calendar year). Official national holidays in The Netherlands are excluded, so that they will add to the afore-mentioned number of vacation days.

6.2	Use of vacation days

Employee may only take a vacation day following approval of Employer. Employer will respond to a request of Employee to take a holiday within two (2) weeks following the receipt of the request. Such request shall be submitted by Employee to Employer in writing.

7.	Illness, disability

7.1	Requirement of notification and treatment

In case of illness or any other form of disability, as a result of which Employee is not capable of exercising her employment, Employee is required to notify Employer thereof on the first day of Employee’s disability prior to 10:00 (ten o’clock a.m.). This notification includes the nursing address if this address differs from the Employee’s residency address known to the Employer. In case of illness, Employee shall immediately contact a physician and shall take all steps required to regain her good health as soon as possible.

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7.2	Payment of salary, deduction of illness allowances

7.2.1	In case of disability, Employer shall, pursuant to article 7:629 of the Netherlands civil code, continue to pay the Employee the pro rata remuneration in accordance with article 3 of this Agreement:

a.	During the first 12 weeks: 100% of the remuneration that Employee would be entitled to in the absence of disability.

b.	During the following 40 weeks of disability: 70% of the remuneration that Employee would be entitled to in the absence of disability.

c.	For the following 52 weeks of disability: 70% of the remuneration that Employee would be entitled to in the absence of disability.

7.2.2	Any benefits to be received by the Employee under the applicable social security laws and/or benefits under any other relevant insurance policies taken out by the Employer shall be deducted from the remuneration paid by Employer in accordance with this article 7.2. The Employee shall inform Employer about the term and amount of such payment and Employee shall take all necessary steps, or shall arrange that all necessary steps will be taken, to enforce the rights on these payments in order to minimize the remuneration payment obligation of Employer.

7.3	Disability regulations, sanctions, assignment

7.3.1	The Employee must strictly comply with the guidelines and instructions which have been or will be given by or on behalf of the Employer regarding any disability. In case the Employee does not follow the regulations applicable in case of disability (including, but not limited to, regulations of re-integration), Employer may impose sanctions and may defer its obligation to continue the payment of salary until Employee meets the pertinent regulations in accordance with Section 7:629 of the Netherlands civil code.

7.3.2	In case the disability of Employee is caused by an accident as a result of which due to third party liability Employee may enforce certain rights, then Employee shall cooperate with the assignment of these rights to Employer.

8.	Health insurance

Employee will agree a health care insurance with a Dutch health care insurer that is substantially equivalent to that of coverage for a comparable position in a comparable company in the Netherlands whereby employee will pay the rate equivalent to the cost sharing rate of United States based AtriCure, Inc. executives (currently 21.3%) of the applicable insurance premium.

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9.	Pension

The Employer will make an offer to the Employee to enter into a pension contract. The costs of this pension contract will be equivalent to 2/3 employer contribution and 1/3 employee contribution.

10.	Confidentiality

10.1	Any confidential information acquired by Employee from Employer including but not limited to existing or contemplated equipment, products, processes, techniques, designs, trade secrets, ideas, markets, customers, financial information or any information or data developed by Employer or companies affiliated to Employer or developed by Employee pursuant to the performance of the employment activities by Employee under this Agreement shall not be disclosed by Employee to others or used for Employee’s own benefit without the prior written consent of Employer.

10.1.1	Confidential Information shall not include:

•	information which is or becomes, through no fault of Employee, generally known to the public; or

•	information received on a non-confidential basis from a source other than Employer;

10.1.2	Employee shall keep the content of this Agreement confidential.

10.1.3	In this article 10.1.4 the term “Employer” includes companies affiliated to Employer, including, but not limited to the parent company of Employer, AtriCure Inc.

10.1.4	Any property, inventions, ideas acquired by Employee from Employer including but not limited to existing or contemplated equipment, products, processes, techniques, designs, trade secrets, ideas, markets, customers, financial information or any information or data developed by Employer are the property of Employer.

10.1.5	Any inventions or ideas relating to medical devices, made or conceived by Employee in connection with or during the performance of employment activities for Employer, shall be the property of Employer.

10.1.6	Upon termination of this Agreement, Employee will return to Employer all records, data, notes, reports and other documents or property furnished by Employer or developed pursuant to the relationship hereunder.

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11.	Prohibition other activities and solicitation, non-competition

11.1	Prohibition to carry out other activities

In the absence of prior written approval from Employer, which the Employer may grant with our without conditions, Employee shall not in its own name, by way of a cooperation with other individuals or legal entities and/or under another employment agreement carry out employment activities, a profession or a business in any form or way whatsoever.

11.2	Solicitation

During her employment with the Employer and for a period of twelve (12) months thereafter, the Employee shall not, either directly or indirectly in connection with others,

(a) Solicit or attempt to Solicit for employment any employee of the Employer, hire any such person or induce any such person to leave the employ of his/her Employer;

(b) Solicit or attempt to Solicit the business of any client or customer of the Employer (other than on behalf of the Employer) for purposes of any aspect of a Restricted Business; or

(c) interfere with or damage (or attempt to interfere or damage) any relationship between the Employer and a client, customer or independent contractor.

In this article 11.2 the terms:

(i)	“Solicit” shall mean any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, encouraging or requesting any person or entity, in any manner, to take or refrain from taking any action: and

(ii)	“Restricted Business” shall mean the design, development, manufacture, distribution, marketing or promotion of medical services designed or used to diagnose, treat or prevent atrial fibrillation, cardiovascular disease or related complications (including stroke), or any other type of medical device that the Company designs, develops, manufactures, distributes, markets or promotes from time to time.

11.3	Non-competition

11.3.1	During her employment with the Employer and for a period of twelve (12) months thereafter, the Employee shall not without the Employer’s prior written consent, either directly or indirectly engage in (whether as an employee, consultant, proprietor, partner, director or otherwise), or participate in the operation, management or control of, any operations of any person, firm, corporation or business that relate in any way to the operation, acquisition or development of any aspect of atrial fibrillation treatment or left atrial appendage exclusion/stroke reduction.

11.3.2

Otherwise, for a period of six (6) months thereafter, the Employee shall not without the Employer’s prior written consent, either directly or indirectly engage in (whether as an employee, consultant, proprietor, partner, director or otherwise), or participate

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in the operation, management or control of, any operations of any person, firm, corporation or business that relate in any way to the operation, acquisition or development of treatment for cardiovascular disease or related complications (including stroke), or any other type of medical device that the Company designs, develops, manufactures, distributes, markets or promotes from time to time.

12.	Breach of confidentiality and/or non competition

12.1	In the event that the Employee commits any breach of clauses 10.1.1 and/or 11 of this Agreement she shall, in variance from the provisions of Section 7:650 subsections 3, 4 and 5 of the Dutch Civil Code, forfeit to the Employer an immediately payable penalty of EUR 10,000 for each breach of this Clause, to be increased by EUR 1,000 for each day that such breach continues, without prior notice or judicial intervention being required and entirely without prejudice to the Employer’s right to demand full compensation for the loss actually suffered by it and/or to demand specific performance instead of the aforesaid penalty.

12.2	Payment of the penalty referred to in this clause shall not release the Employee from her obligations specified in this Agreement.

13. Amendments

Employer is entitled to unilaterally amend the regulations included in the articles of this Agreement taking into account article 7:613 of the Netherlands Civil Code or taking into account the rules of reasonableness and fairness (“redelijkheid en billijkheid”) of article 7:611 Netherlands Civil Code.

Various

13.1	Changes in relevant information

Employee is obliged to inform Employer immediately about changes in her marital status, residency address and other information regarding Employee relevant to the Employer.

13.2 Employee file

Upon entering into this Agreement, Employee shall handover to Employer her (valid) passport so that Employer is able to make copies for purposes of the Employee file. This also applies to a residency permit.

13.3 Previous agreements

The terms and conditions set forth in this Agreement shall supersede any and all prior or contemporaneous written or oral agreements regarding the employment by Employer of Employee.

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13.4	Amendments

This Agreement may be changed, modified or amended by a written agreement signed by both parties expressly referring to this Agreement and stating that it changes, modifies or amends the Agreement or portions thereof.

13.5	Notifications in writing

The content of notifications in writing in whatever form by Employer to Employee are deemed known to Employee. Employee is obliged to take notice of any relevant internal and external information provided by Employer.

13.6	Nullity

If any provision in this Agreement shall be held to be void or unenforceable, in whole or part, under any enactment or rule of law, such provision or part thereof shall to that extend be deemed not to form part of this Agreement, but all other shall be in full force and effect.

13.7	Governing Law

The meaning, performance and legal effect of this Agreement and any legal issue relating to this Agreement and each and every provision incorporated in this Agreement or further agreements resulting from this Agreement shall be construed, enforced and determined solely and exclusively in accordance with the laws of The Netherlands, with the exclusion of any foreign law or international conventions to the extend not mandatory applicable to this Agreement.

13.8	Jurisdiction

Employee hereby irrevocably and exclusively submits to the jurisdiction of the District Court of The Hague, The Netherlands, in first instance, for the determination of all disputes, controversies, claims and all other issues arising out of the formation, performance, interpretation, nullification, termination, invalidation or modification of this Agreement or in connection with this Agreement or further agreements resulting thereof, suits or proceedings arising out of or relating to this Agreement.

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AGREED AND SIGNED in 2 (two) originals by duly authorized signatories of the Parties:

AtriCure Europe B.V.		Ms. Patricia Kennedy

Represented by:	/s/ Julie A. Piton	/s/ Patricia Kennedy

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